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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

NAME                                                      STATE OF INCORPORATION

Evergreen Solar Securities Corp.                                   Massachusetts






http://www.freeedgar.com/EdgarConstruct/Data/950135/01-1120/b38206esex21-1.txt

                                                                       3/27/2002